Exhibit 99.1

ALL INQUIRIES:

RICHARD SIMONELLI
CoStar Group, Inc.
Director Strategic Communications
      & Investor Relations
(202) 346-6394
rsimonelli@costar.com

LoopNet Stockholders Approve Combination with CoStar

WASHINGTON, DC, and SAN FRANCISCO, CA, July 11, 2011 -- CoStar Group, Inc. (NASDAQ:CSGP), commercial real estate's leading provider of information and analytic services, and LoopNet, Inc. (NASDAQ: LOOP), the leading online commercial real estate marketplace, announced today that the stockholders of LoopNet have approved the adoption of the merger agreement with CoStar previously announced on and dated April 27, 2011.

"All of our customers, large and small firms alike, are expected to benefit from more comprehensive market coverage and greater exposure for their listings when these two great companies are combined," said Andrew C. Florance, Founder and Chief Executive Officer of CoStar. "We are combining two industry leading platforms to better serve the vast commercial real estate market. We anticipate the combination also will provide cross-selling opportunities as well as cost savings which we believe will increase stockholder value."

“We are pleased that our stockholders overwhelmingly approved the combination with CoStar,” said Richard Boyle, Chairman and Chief Executive of LoopNet. “CoStar and LoopNet together will work to maximize customer value with highly complementary operations.”

The commercial real estate market is one of the largest asset classes in the United States with over $11 trillion in value and the potential size of the industry providing marketing and information services to commercial real estate professionals is approximately $30 billion, according to CoStar. Based upon results reported for the first quarter of 2011, the combined companies have annualized revenue of approximately $321 million.

The merger is expected to close by the end of 2011. Completion of the merger is subject to the expiration or termination of the waiting period imposed by the Hart-Scott-Rodino Antitrust Improvement Act of 1976 and the satisfaction or waiver of the other closing conditions specified in the merger agreement.

The number of votes cast for adoption of the merger agreement represented approximately 75% of the aggregate voting power of LoopNet’s common stock and Series A Convertible Preferred Stock (on an as-converted basis) outstanding and entitled to vote at the LoopNet special stockholders’ meeting.  Of the votes cast, 99.6% voted in favor of adoption of the merger agreement.

About CoStar Group, Inc.
CoStar Group is commercial real estate's leading provider of information and analytic services. Founded in 1987, CoStar conducts expansive, ongoing research to produce and maintain the largest and most comprehensive database of commercial real estate information. Our suite of online services enables clients to analyze, interpret and gain unmatched insight on commercial property values, market conditions and current availabilities. Headquartered in Washington, DC, CoStar maintains offices throughout the U.S. and in Europe with a staff of approximately 1,500 worldwide, including the industry's largest professional research organization. For more information, visit www.costar.com.

About LoopNet, Inc.
LoopNet operates the most heavily trafficked commercial real estate marketplace online with more than 5 million registered members and more than 2 million unique monthly visitors quarterly, as reported by Google Analytics.

The LoopNet marketplace covers all commercial property categories, including office, industrial, retail, multifamily (apartment properties for sale), hotel, land, specialty properties, investment properties and businesses for sale. LoopNet customers include virtually all of the top commercial real estate firms in the U.S., including Apartment Realty Advisors, Cassidy Turley, CB Richard Ellis, Coldwell Banker Commercial, Colliers International, Cushman & Wakefield, Grubb & Ellis, Jones Lang LaSalle, Lincoln Property Company, NAI Global, Newmark Knight Frank, ProLogis, The Shopping Center Group and Sperry Van Ness.

###

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the timing of the Merger, the companies’ plans, objectives, expectations and intentions and other statements including words such as “anticipate,” “may,” “believe,” “expect,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology. Such statements are based upon the current beliefs and expectations of management of CoStar and LoopNet and are subject to significant risks and uncertainties. Actual results may differ materially from the results anticipated in the forward-looking statements. The following factors, among others, could cause or contribute to such differences: the risk that LoopNet and CoStar will be unable to comply promptly with the request for additional information received from the Federal Trade Commission on June 30, 2011 and discussed in CoStar’s and LoopNet’s Current Reports on Form 8-K filed with the SEC on July 1, 2011; the possibility that conditions, divestitures or changes relating to the operations or assets of LoopNet and CoStar will be required to obtain required governmental clearances or approvals; the possibility that the merger does not close, including, but not limited to, due to the failure to obtain governmental clearances or approvals; the risk that expected cost savings or other synergies from the merger may not be fully realized or may take longer to realize than expected; the risk that the businesses of LoopNet and CoStar may not be combined successfully or in a timely and cost-efficient manner; the risk that business disruption relating to the merger may be greater than expected; and failure to obtain any required financing on favorable terms. Additional factors that could cause results to differ materially from those anticipated in the forward-looking statements can be found in CoStar’s Annual Report on Form 10-K for the year ended December 31, 2010 and LoopNet’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, each filed with the SEC, including in the “Risk Factors” section of each of these filings, and each company’s other filings with the SEC available at the SEC’s website (www.sec.gov). Neither CoStar nor LoopNet undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.